Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation of Art Technology Group, Inc. by reference in the Registration Statement (Form S-8) pertaining to the 1999 Employee Stock Purchase Plan of our reports dated February 26, 2009, with respect to the consolidated financial statements of Art Technology Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of Art Technology Group, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Boston, Massachusetts
October 30, 2009